AMERICAN GREETINGS CORPORATION
FORM 8-K CURRENT REPORT

August 14, 2002

Exhibit 99

AMERICAN GREETINGS TO FILE SEC CERTIFICATION BY OCT. 15 DEADLINE

CLEVELAND, Ohio (Aug. 14, 2002) — American Greetings Corporation (NYSE: AM) today announced that it will submit its Certification of Financial Statements with the U.S. Securities and Exchange Commission (SEC) by the SEC’s specified deadline. This is in response to a June 27, 2002 SEC order requiring approximately 950 companies to certify the accuracy of their financial reports.

American Greetings Fiscal Year ends February 28 and, as such, is required to submit its certification by October 15. The Company will comply with the SEC order and submit its certification by the October 15 deadline, and expects to affirm its previously issued statements.

Second Quarter Earnings Release and Web Cast
American Greetings also announced that it will release its second quarter earnings at 8:30 a.m. Eastern time on Thursday, Sept. 26, 2002 and broadcast its subsequent conference call live on the Internet at 10:30 a.m. Eastern time on the same day.

The live conference call will be accessible through the Investor Relations section of the American Greetings corporate Web site at http://corporate.americangreetings.com. Minimum requirements to listen to the Web cast are Windows Media Player software (available free at www.microsoft.com), audio capabilities, and a connection to the Internet. A replay of the call will also be available on the site.

About American Greetings
American Greetings Corporation (NYSE: AM) is the world’s largest publicly held creator, manufacturer and distributor of greeting cards and social expression products. Its staff of artists, designers and writers comprises one of the largest creative departments in the world and helps consumers “say it best” by supplying more than 15,000 greeting card designs to retail outlets in nearly every English-speaking country. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Corporation, visit http://corporate.americangreetings.com on the World Wide Web.

CONTACTS:

Dale Cable	David D. Poplar
Vice President and Treasurer	Investor and Media Relations Manager
(216) 252-7300	(216) 252-4864
dale.cable@amgreetings.com	david.poplar@amgreetings.com

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including but not limited to: retail bankruptcies and consolidations, successful implementation of the Corporation’s restructuring, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales and competitive terms of sale offered to customers. Risks pertaining specifically to the Corporation’s electronic marketing business include the viability of online advertising as a revenue generator and the public’s acceptance of online social expression products and subscriptions thereto.